Exhibit 99.1

CONTACTS: Jennifer Grigas EMS Media Relations 770.595.2448 (t) grigas.j@ems-t.com

EMS TECHNOLOGIES ANNOUNCES VOLUNTARY DELISTING FROM NASDAQ
GLOBAL SELECT MARKET

ATLANTA, August 22, 2011 - EMS Technologies, Inc. (NASDAQ: ELMG) (the “Company”), a leading provider of wireless connectivity solutions over satellite and terrestrial networks, today announced that it has notified the NASDAQ Stock Market of its intent to delist its common stock from the NASDAQ Global Select Market following the completion of the tender offer by and merger with Egret Acquisition Corp, a wholly-owned subsidiary of Honeywell International Inc. (NYSE: HON). The terms of the tender offer and merger are described in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission (“SEC”) on June 27, 2011, as subsequently amended, and available on the SEC’s website at www.sec.gov. The Company has requested that NADAQ file with the SEC a Form 25 relating to the delisting of its common stock from NASDAQ. Trading of the Company common stock on the NASDAQ Global Select Market will be suspended as of the opening of trading on August 23, 2011.

About EMS Technologies, Inc.

As one of the world’s leading providers of wireless connectivity solutions, EMS Technologies, Inc. keeps people and systems connected — on land, at sea, in the air or in space. EMS offers industry-leading technology to support Aero Connectivity and Global Resource Management markets though a broad range of cutting-edge satellite and terrestrial network products; helping businesses, assets and people stay connected and promoting universal mobility, visibility and intelligence. EMS serves customers through operations in 12 countries.

www.ems-t.com